UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 9, 2010
ITT CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	1-5672	13-5158950
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1133 Westchester Avenue
White Plains, New York	10604
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (914) 641-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Not Applicable
(Former name or former address, if changed since last report)

Item 1.01 Entry Into a Material Definitive Agreement.
     On August 9, 2010, ITT Corporation (the “Company”), as borrower, entered into a Three-Year Competitive Revolving Credit Facility Agreement (the “2010 Credit Agreement”), a senior unsecured revolving credit facility in an aggregate principal amount of up to $1,500,000,000, with a syndicate of lenders arranged by J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Bookrunners, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citigroup Global Markets Inc., as Syndication Agent , and The Bank of Tokyo Mitsubishi Ufj, Ltd., NY Branch, Société Générale, Wells Fargo Bank, N.A., Barclays Bank Plc, The Royal Bank of Scotland Plc and U.S. Bank National Association, as Documentation Agents. The 2010 Credit Agreement provides for increases of up to $500,000,000 for a possible maximum total of $2,000,000,000 in aggregate principal amount at the request of the Company and with the consent of the institutions providing such increased commitments. The facility made available by the 2010 Credit Agreement will be for working capital and other general corporate purposes (including, without limitation, commercial paper backup), and to repay any amounts outstanding under the Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of November 10, 2005, among the Company, with a syndicate of lenders arranged by J.P. Morgan Securities Inc., as Sole Lead Arranger, JPMorgan Chase Bank, N.A., as Administrative Agent, Deutsche Bank Securities Inc., Citibank N.A. and The Bank of Tokyo-Mitsubishi Ltd., New York Branch, as Syndication Agents, and Société Générale, as Documentation Agent (the “Existing Credit Agreement”). The 2010 Credit Agreement replaces the Existing Credit Agreement.
     Two borrowing options are available under the 2010 Credit Agreement: (i) a competitive advance option and (ii) a revolving credit option. The interest rates for the competitive advance option will be obtained from bids in accordance with competitive auction procedures. The interest rates under the revolving credit option will be based either on LIBOR plus spreads, which reflect the Company’s debt ratings, or on the Administrative Agent’s Alternative Base Rate. Borrowings under the 2010 Credit Agreement are available upon customary terms and conditions for facilities of this type, including a requirement to maintain a ratio of consolidated EBITDA to consolidated interest expense to be not less than 3.5 to 1.0. Amounts due under the 2010 Credit Facility may be accelerated, among other things, upon an even of default such as a breach of a covenant, material inaccuracy of a representation or the occurrence of bankruptcy, if not otherwise waived or cured.
     The lenders and the agents (and their respective subsidiaries or affiliates) under the 2010 Credit Agreement have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to the Company, its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company, its subsidiaries or affiliates, for such services.
     The foregoing description of the 2010 Credit Agreement is not complete and is qualified in its entirety by reference to the 2010 Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01, as well as Exhibit 10.1 identified therein, are incorporated herein by reference.
Item 8.01 Other Events.
     The Board of Directors of the Company named Colleen Ostrowski Vice President and Treasurer on August 6, 2010, effective immediately. Prior to her appointment Ms. Ostrowski was Assistant Treasurer of the Company.
     Denise L. Ramos, Senior Vice President and Chief Financial Officer, acted as Treasurer of the Company on an interim basis since June 3, 2010. Ms. Ramos will remain Senior Vice President and Chief Financial Officer of the Company.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
10.1	Three-Year Advance and Revolving Credit Facility Agreement dated as of August 9, 2010, among ITT Corporation and other parties signatory thereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT CORPORATION
By:	/s/ Burt M. Fealing
Burt M. Fealing
Its: Vice President and Corporate Secretary (Authorized Officer of Registrant)
Date: August 11, 2010